Exhibit 10.14

December 12, 2011

William Hawkins

2650 Marshland Road

Wayzata, MN 55391

Dear Bill,

In connection with your service as Chief Executive Officer of Immucor, Inc. and IVD Holdings Inc. (collectively, the “Company”), TPG Capital, L.P. (“TPG”) wishes to enter into a side letter agreement with you regarding certain matters relating to your service with certain companies affiliated with TPG, as set forth below.

TPG and you (the “Executive”) hereby agree as follows:

1.

Effective October 17, 2011, you will become a Senior Advisor for TPG. Unless mutually agreed otherwise by the parties, your role as a Senior Advisor will terminate only upon the termination of the Executive’s employment with the Company.

2.

In connection with your role as a Senior Advisor, commencing in 2012, TPG will invite you to join the board of directors of one or more companies owned by investment funds managed by TPG (each such position, a “Portfolio Company Directorship”), other than the Companies. For each Portfolio Company Directorship, you will be paid the full and standard annual board fee (either in cash, equity or some combination thereof) relating to such Portfolio Company Directorship by the company to which such Portfolio Company Directorship relates (the “Portfolio Company”). However, in the event that you are not paid an aggregate amount of at least $140,000 per year (taking into account all cash and the fair market value of all equity paid) on a pre-tax basis (the “Minimum Board Fee”) in respect of all Portfolio Company Directorships for such year, TPG will (or cause the Company to) pay you an amount in cash equal to the difference between the aggregate amount actually paid to you (taking into account all cash and the fair market value of all equity paid) in respect of all such Portfolio Company Directorships and the Minimum Board Fee. Such payment, if any, shall be paid not later than March 15 of the year following the calendar year to which such amount relates. For the avoidance of doubt, except as described in this paragraph, the Executive shall not be entitled to any compensation from TPG or its affiliates in his role as Senior Advisor to TPG.

3.

TPG represents and warrants that the exercise price for the options to be granted under Section 3(c) of the Employment Agreement ($100 per share) and the amount to be paid by the Executive for shares of common stock of IVD Holdings Inc. pursuant to Section 3(d) of the Employment Agreement ($100 per share) is equal to (after taking into account IVD Holdings Inc.’s stock split effective October 11, 2011) the amount paid per share of common stock of IVD Holdings Inc. by funds affiliated with TPG pursuant to the Agreement and Plan of Merger among Immucor, Inc., IVD Holdings Inc. and IVD Acquisition Corp. dated July 2, 2011 to acquire Immucor, Inc.

4.

With respect to each Portfolio Company Directorship, TPG shall cause the Portfolio Company to purchase and maintain reasonable and customary directors’ and officers’ liability insurance coverage covering the Portfolio Company and the Executive. TPG shall also cause the Portfolio Company to enter into an indemnification or similar agreement with Executive on the same terms as the Portfolio Company provides to any other director of the Portfolio Company (if any).

5.	This letter agreement may not be orally amended, modified, extended or terminated, nor shall any purported oral waiver of any of its provisions be effective.

6.	This letter agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by TPG and the Executive.

7.

No provision in this letter agreement will give, or be construed to give, any legal or equitable rights hereunder to any person other than the undersigned parties hereto and, with respect to TPG, its successors and assigns.

8.	This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

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If you are in agreement with the foregoing, then please kindly acknowledge the same by signing in the space provided below.

Sincerely,

TPG CAPITAL, L.P.

By: TPG Capital Advisors, LLC its General Partner

By:	/s/
Name: Ronald Cami
Title: Vice President

WILLIAM HAWKINS

[Signature Page to Letter Agreement]